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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in the registration statement on Form S-4 (SEC No. 333-71483) dated 29 January 1999 of Dura Automotive Systems, Inc. of our report dated 7 September 1998, with respect to the consolidated balance sheets of Adwest Automotive Plc and its subsidiaries at 30 June 1998 and 1997, and the related consolidated profit and loss accounts, statements of movements in shareholders' equity and consolidated cash flow statements for each of the years in the three year period ended 30 June 1998 and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Audit Plc

February 17, 1999